UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 29, 2009

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Terex Corporation (the “Company”) issued a press release on May 29, 2009, announcing that it priced approximately $600 million in new financing, not including underwriting discounts and commissions or other offering expenses. Details of the previously announced public offerings are:

•	$300 million principal amount of 10.875% Senior Notes due 2016 at an issue price of 97.633%.
•

11 million shares of the Company’s common stock, priced at $13.00 per share to the public. The Company has granted the underwriters an option to purchase up to an additional 1.65 million shares of the Company’s common stock to cover any over-allotments.

•

$150 million principal amount of 4.00% Convertible Senior Subordinated Notes due 2015. The Company has granted the underwriters an option to purchase up to an additional $22.5 million principal amount of Convertible Notes to cover any over-allotments.

Assuming no exercise of the underwriters’ over-allotment options, the Company expects to receive net proceeds from these offerings of approximately $570 million after deducting underwriting discounts and commissions, but before other offering expenses.

A copy of this press release is included as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release of Terex Corporation issued on May 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2009

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, Secretary and General Counsel